Exhibit 99.1

3D Systems Reports

Second Quarter 2024 Financial Results

ROCK HILL, South Carolina - August 29, 2024 - 3D Systems Corporation (NYSE:DDD) announced today its financial results for the second quarter ended June 30, 2024.

Second Quarter Financial Results and Recent Business Highlights

(All numbers are unaudited and are presented in millions, except per share amounts or as otherwise noted)

•

Q2’24 revenue of $113.3 million increased 10.1% quarter-over-quarter across printers, materials and services and both Healthcare and Industrial markets. Year-over-year revenue decreased 11.7% primarily driven by lower printer sales, partially offset by growth in services

•	Q2’24 gross profit margin of 41.6% and Non-GAAP gross profit margin(1) of 40.9%. Improvements from prior year period primarily driven by favorable mix

•

Q2’24 net loss of $27.3 million, diluted loss per share of $0.21, and Non-GAAP diluted loss per share(1) of $0.14, including approximately $2 million (or $0.01 per share) of transient fees related to extended 2023 audit

•	Q2’24 negative Adjusted EBITDA(1) of $12.9 million reflects impacts of lower total sales volume, and higher than anticipated operating expenses primarily driven by 2023 audit related costs

•	Updating guidance for remainder of FY’2024 to now include expectation for continued sequential quarterly improvement and full-year revenues within the range of $450 million - $460 million

Unaudited	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2024	2023	2024	2023
Revenue	$113.3	$128.2	$216.2	$249.4
Gross profit	47.1	50.0	88.0	97.1
Gross profit margin	41.6%	39.0%	40.7%	38.9%
Operating expense	73.5	81.7	154.3	162.2
Loss from operations	(26.4)	(31.7)	(66.3)	(65.1)
Net loss attributable to 3D Systems Corporation	(27.3)	(28.9)	(43.3)	(58.3)
Diluted loss per share	(0.21)	(0.22)	(0.33)	(0.45)
Non-GAAP measures for year-over-year comparisons: (1)
Non-GAAP gross profit margin	40.9%	38.9%	40.5%	38.9%
Non-GAAP operating expense	64.2	62.1	130.4	124.7
Adjusted EBITDA	(12.9)	(6.9)	(33.0)	(17.0)
Non-GAAP diluted (loss) income per share	$(0.14)	$(0.07)	$(0.31)	$(0.16)

(1)	See “Presentation of Information in this Press Release” below for a description, and the Appendix for the reconciliation of non-GAAP measurements to the most closely comparable GAAP measure.

Summary Comments on Results

Commenting on second quarter results, Dr. Jeffrey Graves, president and CEO of 3D Systems said, “We are encouraged by the sequential revenue progress we delivered during the second quarter despite a challenging operating environment. Our top-line improved 10% quarter-over-quarter, reflecting strong performance by our Industrial and Healthcare markets for hardware, materials, and services . While our second-quarter revenue saw a year-over-year decline, this was primarily due to reduced printer sales to a specific dental customer and ongoing macroeconomic pressures on customer capital spending. We remain optimistic about the future given our most recent sequential recovery and continued momentum in our robust customer pipeline. As a result, given our performance through the first half and current macroeconomic and geopolitical conditions, we are now targeting revenues for the full-year 2024 in the range of $450 million - $460 million, as we anticipate continued sequential revenue improvements in the third and fourth quarters.”

Dr. Graves continued, “During the quarter, we continued to deliver gross margin improvements annually and sequentially, in spite of the year-over-year volume decline. Looking forward, we believe our in-sourcing and restructuring actions, which have favorably impacted our cost-of-goods this year, will continue to drive gross margin expansion moving forward. Additionally, we are beginning to demonstrate steady improvement with respect to our operating expenses, which should accelerate in the second half of the year. While many of these costs remain elevated from the prior year, the primary driver is related to costs associated with our extended 2023 audit, which we expect will be more muted in the third quarter and then fully behind us by the fourth quarter. We expect to exit the year with normalized Non-GAAP operating expenses below $60 million by the fourth quarter, which on an annualized basis would be within our previously provided full-year range. In combination with the sequential improvement in revenues expected throughout the second half, we believe the significant reduction of operating expense in the second half will propel the company to near break-even adjusted EBITDA for the fourth quarter. While conditions remain challenging in the near-term, we have taken considerable actions to derisk our balance sheet since the end of 2023 and believe we are well-positioned with our critical R&D investments to capitalize on a very bright future ahead.”

Summary of Second Quarter Results

Revenue for the second quarter of 2024 decreased 11.7% to $113.3 million compared to the same period last year, primarily driven by lower printer sales and partially offset by growth in services.

Healthcare Solutions revenue decreased 19.7% to $48.9 million compared to the same period last year primarily due to a decline in printer sales to a large orthodontics customer, partially offset by growth in our personalized health services business.

Industrial Solutions revenue decreased 4.4% to $64.4 million compared to the same period last year with declines noted year-over-year in both hardware and materials but increasing on a consecutive quarter basis.

Gross profit margin for the second quarter of 2024 was 41.6% compared to 39.0% for the same period last year. Non-GAAP gross profit margin was 40.9% compared to 38.9% for the same period last year. Gross profit margin increased primarily due to favorable product mix, partially offset by unfavorable absorption associated with lower volumes.

Operating expense for the second quarter of 2024 was $73.5 million compared to $81.7 million for the same period last year. Non-GAAP operating expense of $64.2 million increased $2.1 million compared to the same period last year and included approximately $2 million of higher external auditor fees and outside services primarily related to the delayed filing of the Annual Report on Form 10-K for the year ended December 31, 2023.

Net loss attributable to 3D Systems Corporation for the second quarter of 2024 was $27.3 million compared to a net loss of $28.9 million for the same period last year.

Adjusted EBITDA decreased by $6.0 million to a loss of $12.9 million in the second quarter of 2024 compared to the same period last year. The decrease in Adjusted EBITDA primarily reflects lower total sales volume and an increase in operating expense.

Updating 2024 Outlook

Based on current macroeconomic and geopolitical conditions, 3D Systems is updating its financial guidance for the remainder of 2024 as follows:

•	Revenues for the full-year 2024 within the range of $450 million - $460 million, with continued sequential revenue improvement in Q3’24 and Q4’24

•	Non-GAAP gross profit margin for the full-year 2024 within the range of 40% - 42%

•	Non-GAAP operating expense of less than $60 million for Q4’24 and for the full-year 2024 within the range of $248 million - $253 million

•	Adjusted EBITDA near break-even for Q4’24

Financial Liquidity

At June 30, 2024, the company had cash and cash equivalents of $192.7 million, a decrease of $138.8 million since December 31, 2023. The decrease resulted primarily due to cash used in operations of $36.3 million, capital expenditures of $7.2 million, and repayment on borrowings of $87.2 million. At June 30, 2024, the company had total debt, net of deferred financing costs of $214.4 million.

Q2 2024 Conference Call and Webcast

The company will host a conference call and simultaneous webcast to discuss these results on August 29, 2024, which may be accessed as follows:

Date: Thursday, August 29, 2024

Time: 5:00 p.m. Eastern Time

Listen via webcast: www.3dsystems.com/investor

Participate via telephone: 201-689-8345

A replay of the webcast will be available approximately two hours after the live presentation at www.3dsystems.com/investor.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. In many cases, forward looking statements can be identified by terms such as “believes,” “belief,” “expects,” “may,” “will,” “estimates,” “intends,” “anticipates” or “plans” or the negative of these terms or other comparable terminology. Forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings “Forward-Looking Statements” and “Risk Factors” in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved. The forward-looking statements included are made only as the date of the statement. 3D Systems undertakes no obligation to update or revise any forward-looking statements made by management or on its behalf, whether as a result of future developments, subsequent events or circumstances or otherwise, except as required by law.

Presentation of Information in this Press Release

3D Systems reports its financial results in accordance with GAAP. Management also reviews and reports certain non-GAAP measures, including: non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating expense, non-GAAP diluted income (loss) per share, and Adjusted EBITDA. These non-GAAP measures exclude certain items that management does not view as part of 3D Systems’ core results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Management believes that the non-GAAP measures provide useful additional insight into underlying business trends and results and provide meaningful information regarding the comparison of period-over-period results. Additionally, management uses the non-GAAP measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. 3D Systems’ non-GAAP measures are not calculated in accordance with or as required by GAAP and may not be calculated in the same manner as similarly titled measures used by other companies. These non-GAAP measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP.

To calculate the non-GAAP measures, 3D Systems excludes the impact of the following items:

•	amortization of intangible assets, a non-cash expense, as 3D Systems’ intangible assets were primarily acquired in connection with business combinations;

•	costs incurred in connection with acquisitions and divestitures, such as legal, consulting and advisory fees;

•	stock-based compensation expenses, a non-cash expense;

•	charges related to restructuring and cost optimization plans, impairment charges, including goodwill, and divestiture gains or losses;

•	certain compensation expense related to the 2021 Volumetric acquisition; and

•	costs, including legal fees, related to significant or unusual litigation matters.

Amortization of intangibles and acquisition and divestiture-related costs are excluded from non-GAAP measures as the timing and magnitude of business combination transactions are not predictable, can vary significantly from period to period and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition. Amortization of intangible assets will recur in future periods until such intangible assets have been fully amortized. While intangible assets contribute to the company’s revenue generation, the amortization of intangible assets does not directly relate to the sale of the company’s products or services. Additionally, intangible assets amortization expense typically fluctuates based on the size and timing of the company’s acquisition activity. Accordingly, the company believes excluding the amortization of intangible assets enhances the company’s and investors’ ability to compare the company’s past financial performance with its current performance and to analyze underlying business performance and trends. Although stock-based compensation is a key incentive offered to certain of our employees, the expense is non-cash in nature, and we continue to evaluate our business performance excluding stock-based compensation; therefore, it is excluded from non-GAAP measures. Stock-based compensation expenses will recur in future periods. Charges related to restructuring and cost optimization plans, impairment charges, including goodwill, divestiture gains or losses, and the costs, including legal fees, related to significant or unusual litigation matters are excluded from non-GAAP measures as the frequency and magnitude of these activities may vary widely from period to period. Additionally, impairment charges, including goodwill, are non-cash. Furthermore, the company believes the costs, including legal fees, related to significant or unusual litigation matters are not indicative of our core business’ operations. Finally, 3D Systems excludes contingent consideration recorded as compensation expense related to the 2021 Volumetric acquisition from non-GAAP measures as management evaluates financial performance excluding this expense, which is viewed by management as similar to acquisition consideration.

The matters discussed above are tax effected, as applicable, in calculating non-GAAP diluted income (loss) per share.

Adjusted EBITDA, defined as net income, plus income tax (provision) benefit, interest and other income (expense), net, stock-based compensation expense, amortization of intangible assets, depreciation expense, and other non-GAAP adjustments, all as described above, is used by management to evaluate performance and helps measure financial performance period-over-period.

A reconciliation of GAAP to non-GAAP financial measures is provided in the accompanying schedules.

3D Systems does not provide forward-looking guidance for certain measures on a GAAP basis. The company is unable to provide a quantitative reconciliation of forward-looking non-GAAP gross profit margin, Adjusted EBITDA, and non-GAAP operating expense to the most directly comparable forward-looking GAAP measures without unreasonable effort because certain items, including litigation costs, acquisition expenses, stock-based compensation expense, intangible assets amortization expense, restructuring expenses, and goodwill impairment charges are difficult to predict and estimate. These items are inherently uncertain and depend on various factors, many of which are beyond the company’s control, and as such, any associated estimate and its impact on GAAP performance could vary materially.

About 3D Systems

More than 35 years ago, 3D Systems brought the innovation of 3D printing to the manufacturing industry. Today, as the leading additive manufacturing solutions partner, we bring innovation, performance, and reliability to every interaction—empowering our customers to create products and business models never before possible. Thanks to our unique offering of hardware, software, materials and services, each application-specific solution is powered by the expertise of our application engineers who collaborate with customers to transform how they deliver their products and services. 3D Systems’ solutions address a variety of advanced applications in Healthcare and Industrial Solutions markets such as medical and dental, aerospace & defense, automotive and durable goods. More information on the company is available at www.3dsystems.com

Tables Follow

3D Systems Corporation

Unaudited Condensed Consolidated Balance Sheets

June 30, 2024 and December 31, 2023

(in thousands, except par value)	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$192,732	$331,525
Accounts receivable, net of reserves — $3,089 and $3,389	97,447	101,497
Inventories	141,743	152,188
Prepaid expenses and other current assets	41,769	42,612

Total current assets	473,691	627,822
Property and equipment, net	60,267	64,461
Intangible assets, net	58,276	62,724
Goodwill	114,070	116,082
Operating lease right-of-use assets	53,547	58,406
Finance lease right-of-use assets	11,733	12,174
Long-term deferred income tax assets	3,474	4,230
Other assets	46,429	44,761

Total assets	$821,487	$990,660

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND EQUITY
Current liabilities:
Current operating lease liabilities	$9,481	$9,924
Accounts payable	41,272	49,757
Accrued and other liabilities	45,282	49,460
Customer deposits	7,456	7,599
Deferred revenue	33,580	30,448

Total current liabilities	137,071	147,188
Long-term debt, net of deferred financing costs	211,368	319,356
Long-term operating lease liabilities	52,536	56,795
Long-term deferred income tax liabilities	4,725	5,162
Other liabilities	32,043	33,400

Total liabilities	437,743	561,901
Commitments and contingencies
Redeemable non-controlling interest	2,015	2,006
Stockholders’ equity:
Common stock, $0.001 par value, authorized 220,000 shares; shares issued 133,587 and 133,619 as of June 30, 2024 and December 31, 2023, respectively	134	134
Additional paid-in capital	1,584,145	1,577,519
Accumulated deficit	(1,149,909)	(1,106,650)
Accumulated other comprehensive loss	(52,641)	(44,250)

Total stockholders’ equity	381,729	426,753

Total liabilities, redeemable non-controlling interest and stockholders’ equity	$821,487	$990,660

3D Systems Corporation

Unaudited Condensed Consolidated Statements of Operations

Three and Six Months Ended June 30, 2024 and 2023

	Three Months Ended		Six Months Ended
(in thousands, except per share amounts)	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Revenue:
Products	$71,733	$89,165	$135,784	$173,553
Services	41,519	39,029	80,373	75,877

Total revenue	113,252	128,194	216,157	249,430
Cost of sales:
Products	42,451	56,135	82,038	106,015
Services	23,703	22,043	46,099	46,301

Total cost of sales	66,154	78,178	128,137	152,316

Gross profit	47,098	50,016	88,020	97,114
Operating expenses:
Selling, general and administrative	51,494	58,983	108,798	117,268
Research and development	22,016	22,762	45,496	44,971

Total operating expenses	73,510	81,745	154,294	162,239

Loss from operations	(26,412)	(31,729)	(66,274)	(65,125)
Non-operating income (expense):
Foreign exchange gain (loss), net	(723)	(1,273)	1,186	(1,645)
Interest income	1,452	5,343	4,250	9,889
Interest expense	(624)	(939)	(1,338)	(1,680)
Other income, net	384	83	21,770	525

Total non-operating income	489	3,214	25,868	7,089

Loss before income taxes	(25,923)	(28,515)	(40,406)	(58,036)
Provision for income taxes	(476)	(222)	(1,847)	(230)
Loss on equity method investment, net of income taxes	(902)	(142)	(1,149)	(142)

Net loss before redeemable non-controlling interest	(27,301)	(28,879)	(43,402)	(58,408)
Less: net (loss) income attributable to redeemable non-controlling interest	(43)	16	(143)	(92)

Net loss attributable to 3D Systems Corporation	$(27,258)	$(28,895)	$(43,259)	$(58,316)

Net loss per common share:
Basic	$(0.21)	$(0.22)	$(0.33)	$(0.45)

Diluted	$(0.21)	$(0.22)	$(0.33)	$(0.45)

Weighted average shares outstanding:
Basic	131,802	129,907	131,311	129,535
Diluted	131,802	129,907	131,311	129,535

3D Systems Corporation

Unaudited Condensed Consolidated Statements of Cash Flows

Six Months Ended June 30, 2024 and 2023

	Six Months Ended
(in thousands)	June 30, 2024	June 30, 2023
Cash flows from operating activities:
Net loss before redeemable non-controlling interest	$(43,402)	$(58,408)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and accretion of debt discount	15,521	18,442
Stock-based compensation	13,673	18,282
Loss on short-term investments	—	6
Non-cash operating lease expense	4,992	4,025
Provision for inventory obsolescence	6,165	4,550
Provision for bad debts	(25)	100
Loss on the disposition of businesses, property, equipment and other assets	643	57
Gain on debt extinguishment	(21,518)	—
Provision (benefit) for deferred income taxes and reserve adjustments	451	—
Loss on equity method investment, net of taxes	1,149	142
Asset impairment	—	1,187
Changes in operating accounts:
Accounts receivable	2,438	(2,597)
Inventories	479	(24,469)
Prepaid expenses and other current assets	149	(4,556)
Accounts payable	(7,387)	4,381
Deferred revenue and customer deposits	3,943	1,870
Accrued and other liabilities	(7,325)	(6,836)
All other operating activities	(6,254)	(2,445)

Net cash used in operating activities	(36,308)	(46,269)

Cash flows from investing activities:
Purchases of property and equipment	(7,151)	(13,549)
Sales and maturities of short-term investments	—	179,790
Proceeds from sale of assets and businesses, net of cash sold	96	—
Acquisitions and other investments, net of cash acquired	(2,450)	(15,654)

Net cash (used in) provided by investing activities	(9,505)	150,587

Cash flows from financing activities:
Repayment of borrowings/long-term debt	(87,218)	—
Taxes paid related to net-share settlement of equity awards	(2,503)	(4,564)
Other financing activities	(659)	(362)

Net cash used in financing activities	(90,380)	(4,926)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2,632)	645

Net (decrease) increase in cash, cash equivalents and restricted cash	(138,825)	100,037

Cash, cash equivalents and restricted cash at the beginning of the year (a)	333,111	391,975

Cash, cash equivalents and restricted cash at the end of the period (a)	$194,286	$492,012

(a)

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the condensed consolidated balance sheets to the total of such amounts reported in the condensed consolidated statements of cash flows.

(in thousands)	June 30, 2024	December 31, 2023	June 30, 2023	December 31, 2022
Cash and cash equivalents	$192,732	$331,525	$490,444	$388,134
Restricted cash included in prepaid expenses and other current assets	121	119	1277	114
Restricted cash included in other assets	1,433	1,467	291	3,727

Total cash, cash equivalents and restricted cash shown in the condensed consolidated statements of cash flows	$194,286	$333,111	$492,012	$391,975

Amounts included in restricted cash as of June 30, 2024, December 31, 2023 and June 30, 2023 primarily relate to guarantees in the form of a standby letter of credit as security for a long-term real estate lease. Amounts included in restricted cash as of December 31, 2022 primarily relate to $3,435 deposited into an escrow account relating to the initial investment in the National Additive Manufacturing innovation (“NAMI”) joint venture. The remaining amounts in restricted cash in all periods presented relate to collateral for letters of credit and bank guarantees.

Appendix

3D Systems Corporation

Unaudited Reconciliations of GAAP to Non-GAAP Measures

Three and Six Months Ended June 30, 2024, 2023

Gross Profit and Gross Profit Margin (1)

	Three Months Ended June 30,
(in thousands)	2024		2023
	Gross Profit	Gross Profit Margin	Gross Profit	Gross Profit Margin
GAAP	$47.1	41.6%	$50.0	39.0%
Amortization expense included in Cost of sales	0.3		(0.1)
Severance accrual adjustment	(1.0)		—

Non-GAAP (2)	$46.4	40.9%	$49.9	38.9%

(1)	Amounts in table may not foot due to rounding
(2)	Calculated as non-GAAP gross profit as a percentage of total revenue.

	Six Months Ended June 30,
(in thousands)	2024		2023
	Gross Profit	Gross Profit Margin	Gross Profit	Gross Profit Margin
GAAP	$88.0	40.7%	97.1	38.9%
Amortization expense included in Cost of sales	0.5		—
Severance accrual adjustment	(1.0)		—

Non-GAAP (2)	$87.5	40.5%	$97.1	38.9%

(1)	Amounts in table may not foot due to rounding
(2)	Calculated as non-GAAP gross profit as a percentage of total revenue.

Non-GAAP Operating Expense(1)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2024	2023	2024	2023
Operating expense	$73.5	$81.7	$154.3	$162.2
Amortization expense	(2.3)	(3.3)	(4.4)	(6.5)
Stock-based compensation expense	(3.4)	(8.0)	(11.6)	(18.3)
Acquisition and divestiture-related expense	(0.2)	(1.5)	(0.2)	(4.2)
Legal and other expense	(2.3)	(2.7)	(6.6)	(2.7)
Restructuring expense	(1.1)	(4.1)	(1.1)	(5.8)

Non-GAAP operating expense	$64.2	$62.1	$130.4	$124.7

(1)	Amounts in table may not foot due to rounding

Net Loss to Adjusted EBITDA (1)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Net loss attributable to 3D Systems Corporation	$(27.3)	$(28.9)	$(43.3)	$(58.3)
Interest (income) expense, net	(0.8)	(4.4)	(2.9)	(8.2)
Provision for income taxes	0.5	0.2	1.8	0.2
Depreciation expense	4.9	5.3	9.9	10.6
Amortization expense	2.6	3.3	4.9	6.5

EBITDA	(20.1)	(24.5)	(29.6)	(49.2)
Stock-based compensation expense	3.4	8.0	11.6	18.3
Acquisition and divestiture-related expense	0.2	1.5	0.2	4.2
Legal and other related costs	2.3	2.7	6.6	2.7
Restructuring expense	0.1	4.1	0.1	5.8
Net loss attributable to redeemable non-controlling interest	—	—	(0.1)	(0.1)
Loss on equity method investments, net of tax	0.9	0.1	1.1	0.1
Gain on repurchase of debt	—	—	(21.5)	—
Other non-operating expense (income)	0.3	1.2	(1.4)	1.2

Adjusted EBITDA	$(12.9)	$(6.9)	$(33.0)	$(17.0)

(1)	Amounts in table may not foot due to rounding

Appendix

3D Systems Corporation

Unaudited Reconciliations of GAAP to Non-GAAP Measures

Three Months Ended June 30, 2024, 2023

Diluted Loss per Share (1)

	Three Months Ended June 30,		Six Months Ended June 30,
(in dollars)	2024	2023	2024	2023
Diluted loss per share	$(0.21)	$(0.22)	$(0.33)	$(0.45)
Stock-based compensation expense	0.03	0.06	0.09	0.14
Amortization expense	0.02	0.03	0.04	0.05
Acquisition and divestiture-related expense	—	0.01	—	0.03
Legal expense	0.02	0.02	0.05	0.02
Restructuring expense	—	0.03	—	0.05
Gain on repurchase of debt	—	—	(0.16)	—

Non-GAAP diluted loss per share	$(0.14)	$(0.07)	$(0.31)	$(0.16)

(1)	Amounts in table may not foot due to rounding